Exhibit 10.1

December 31, 2008

Anthony Mirabelli

Cobra Electronics Corporation

6500 West Cortland Street

Chicago, Illinois 60707

Dear Anthony,

The purpose of this letter is to amend the terms of your employment with Cobra Electronics Corporation (the “Company”). Effective December 31, 2008, this letter amends the terms of the letter dated January 31, 1997, as already once amended by an addendum dated April 20, 1999, regarding the terms of your employment (that letter, as already once amended, is referred to herein as the “1/31/1997 Agreement”).

A. Paragraph 3 of the 1/31/1997 Agreement is amended by adding the following sentence at the end thereof:

Any bonus for a full year of employment (ending on a December 31) shall be paid to you by the Company on March 15th of the year immediately succeeding the year for which such bonus was earned.

B. Paragraph 4 of the 1/31/1997 Agreement is amended by adding the following sentence at the end thereof:

Each monthly payment shall be paid to you by the Company during the month to which the payment pertains.

C. Paragraphs 5 and 6 of the 1/31/1997 Agreement are hereby deleted in their entirety and each such paragraph shall be replaced with the phrase “Intentionally Omitted”.

D. Paragraph 8 of the 1/31/1997 Agreement is amended by adding the following three sentences at the end thereof:

In order for any such reimbursement to be made, the expense must be incurred while you are employed by the Company, and you must complete and submit such standard forms for reimbursement in a timely manner and in no event any later than required by the Company in order for the Company to make such reimbursement no later the last day of the calendar year following the calendar year in which you incur the expense. In no event will the Company make any such reimbursement later than the last day of the calendar year following the calendar year in which you incur the expense. Your right to reimbursement is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent calendar year.

E. Paragraph 9A of the 1/31/1997 Agreement is amended to read as follows:

A. Termination for Reasons Other Than For Cause

In the event your employment with the Company is terminated by the Company as an “involuntary termination,” as defined below, for reasons other than for “Cause” (as defined in Paragraph 9B below), the Company shall, subject to the payment terms described in this Paragraph 9A, after your termination of employment continue to make biweekly payments to you (on the same dates on which your regular biweekly salary would have continued to be paid to you if your employment had not terminated) in an amount equal to your regular biweekly salary until the Company has made 26 such payments to you (“continued salary payments”). To the extent that such payments do not exceed the IRC §409A Limitation Amount (as defined below), such payments shall commence on the first regular payday immediately after the day of your termination of employment on which your regular salary would have been paid to you if your employment had not terminated. For purposes of the separation pay exemption under section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), each biweekly payment paid to you pursuant to this Paragraph 9A shall be considered a separate payment.

The Company’s obligation to make such biweekly payments pursuant to this Paragraph 9A above to you shall be reduced by any salary, commission or other type of compensation paid or payable to you as a result of your subsequent employment, contract or engagement with any new employer or principal if such employment, contract or engagement commences within one year of termination. Such reduction as a result of any salary, commission or other type of compensation paid or payable to you or any entity shall be made to the first biweekly payment (and subsequent biweekly payments to the extent necessary) after the day on which such other salary is paid or payable or the first biweekly payment (and subsequent biweekly payments to the extent necessary) after the day on which such commission or other type of compensation is paid or payable. For purposes of this paragraph, whether any salary, commission or other type of compensation is paid or payable is determined without consideration of any election by you to defer payment of such compensation.

For purposes hereof, the “IRC §409A Limitation Amount” means two times the lesser of

(1) the sum of your annualized compensation based upon your annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which your termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if you had not terminated employment); or

(2) the maximum amount that may be taken into account under a qualified plan pursuant to IRC §401(a)(17), for the calendar year in which your termination of employment occurs,

all within the meaning of IRC §409A and regulations and other guidance promulgated by the Internal Revenue Service (the “IRS”) with respect thereto or as otherwise provided by such regulations and guidance. The IRC §409A Limitation Amount shall be reduced by the amount of any other amounts required by IRC §409A or regulations or other guidance promulgated by the IRS with respect thereto to be aggregated with the biweekly payments for purposes of applying the IRC §409A Limitation Amount.

Notwithstanding any other provision in this Agreement, if any biweekly payments to be made pursuant to this Paragraph 9A will not be separation pay exempt from the six-month delay rule of IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto, then any payment that fails to satisfy the separation pay exemption, shall not be made before the day that is six months after the day of your termination of employment or, if earlier, the day of your death. To the extent any such payments would otherwise be made before such six-month anniversary day or the day of your death, as applicable, if not for the preceding sentence, such payments will be paid to you by the Company on the first business day that is six months after the termination of your employment or, if earlier, on the first business day after the day of your death.

In addition (in the event that this Paragraph 9A applies), the Company shall pay a pro-rata portion of the annual bonus described in Paragraph 3 for the year ending on December 31 during which your termination of employment occurs, such portion to be determined based on the number of days during such year during which you are employed by the Company, and such portion shall be paid at the same time as if you had remained employed with the Company through December 31 of the year in which your termination of employment occurs in accordance with the payment timing provisions of Paragraph 3.

For purposes of this Paragraph 9A, “involuntary termination” means your involuntary separation from service with the Company due to the independent exercise of the unilateral authority of the Company to terminate your services, other than due to your implicit or explicit request, in situations where you are willing and able to continue performing services, all within the meaning of IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto or as otherwise provided by such regulations and guidance.

F. Paragraph 9B of the 1/31/1997 Agreement is amended in its entirety to read as follows:

B. Termination for Cause.

The Company may at any time terminate you for “Cause”, which shall mean embezzlement, misappropriation, theft or other criminal conduct, of which you are convicted, related to the property and assets of the Company. Termination for Cause shall terminate the Company’s obligation to pay you salary and bonus pursuant to paragraphs 2 and 3 above, and salary and bonus continuation pursuant to Paragraph 9A). In no event shall the other provisions of this Agreement, including continuation of medical benefits, as outlined in Paragraph 9D), be affected by termination for Cause.

G. Paragraph 9 of the 1/31/1997 Agreement is amended by renumbering Paragraphs 9C and 9D as Paragraphs 9D and 9E, respectively, and inserting the following new Paragraph 9C immediately following Paragraph 9B:

C. Termination for Good Reason.

If prior to your termination of employment with the Company pursuant to Paragraphs 9A, 9B or 9F there is a “material negative change,” as defined below, to the Company’s employment hereunder of you, and the conditions described in this Paragraph 9C are satisfied, then you shall be entitled, as of the effective date of your termination of employment, to (I) salary through and including the effective date of your termination of employment, and (II) continued biweekly payments (on the same dates on which your regular biweekly salary would have continued to be paid to you if your employment had not terminated) in an amount equal to your regular biweekly salary until the Company has made 26 such payments to you (“continued salary payments”). To the extent that the continued salary payments do not exceed the IRC §409A Limitation Amount (as defined in Paragraph 9A), such payments shall commence on the first regular payday immediately after the day of your termination of employment on which your regular salary would have been paid to you if your employment had not terminated. For purposes of the separation pay exemption under IRC §409A, each continued salary payment paid to you pursuant to this Paragraph 9C shall be considered a separate payment.

The Company’s obligation to make such continued salary payments to you shall be limited in the same manner as provided in Paragraph 9A and shall be subject to the same prohibition regarding the payment of amounts before the date that is six months after the date of your termination of employment or, if earlier, the date of your death, as provided in Paragraph 9A.

There is a “material negative change” to the Company’s employment of you if one or more of the following occur without your consent:

(A)	There is a material diminution in your authority, duties or responsibilities as an officer of the Company.

(B)	There is a material change in the geographic location at which you must perform your services to the Company.

(C)	There is a material breach by the Company of the terms of this letter or other agreement pursuant to which you provide services to the Company.

To be entitled to the continued salary payments following a termination for good reason, the following conditions apply:

(A)	You provide written notice to the Company of the existence of the material negative change within 90 days of the initial existence of such change.

(B)	The Company does not remedy the material negative change within 30 days of the Company’s receipt of such written notice.

(C)	As a result of the material negative change not being remedied, you terminate your employment with the Company after such 30-day period and not later than twelve months after the initial existence of one or more of the material negative changes, and such termination is not after the occurrence of an event constituting Cause.

H. Paragraph 9E of the 1/31/1997 Agreement (as renumbered by item G. of this Amendment) is amended to read as follows:

E. Outplacement Assistance.

Regardless of the basis for your termination of employment, the Company shall provide you with an executive outplacement program of your choice, but the program will be subject to similar terms and conditions as the Company’s other executive outplacement program. These conditions include a maximum fee of 15% of your total compensation and monthly reports from the outplacement firm of your active job search. Furthermore, no such reimbursement shall be for other than reasonable outplacement services incurred by you and directly related to the termination of your employment with the Company. Such expenses must be incurred not later than the end of the second calendar year following the calendar year of your termination of employment or, if earlier, not later than any earlier date prescribed by the terms and conditions of the Company’s other executive outplacement program. All such expenses must be submitted by you to the Company as promptly as practicable, and in no event later than required by the Company in order for the Company to make such reimbursement no later the last day of the third calendar year following the calendar year in which occurs your termination of employment or, if earlier, not later than any earlier date prescribed by the terms and conditions of the Company’s other executive outplacement program. In no event will the Company make any such reimbursement later than the last day of third calendar year following the calendar year in which occurs your termination of employment or, if earlier, not later than any earlier date prescribed by the terms and conditions of the Company’s other executive outplacement program.

I. Paragraph 9 of the 1/31/1997 Agreement is amended by adding the following Paragraph 9F at the end thereof:

F. Miscellaneous.

After the payment of any applicable amounts described in this Paragraph 9, you shall have no further rights to recover any amounts from the Company. Notwithstanding any provision of this letter agreement or any provision of the Cobra Electronics Corporation Severance Pay Plan, no amounts will be payable to you pursuant to such plan upon or subsequent to your termination of employment with the Company.

For purposes of this Paragraph 9, the determination of whether your employment with the Company has terminated and, if so, the time at which such termination occurs and the effective date of such termination, shall be the same determination as whether you have a “separation from service” with the Company as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto. In other words, the term “termination of employment” and similar terms are intended for purposes of this Paragraph 9 to have the same meaning as the term “separation from service” as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto.

If, at any time during the term of this agreement, you die or are deemed to be disabled, Cobra may immediately terminate this agreement. For purposes of this agreement, you shall be deemed to be disabled if you are physically or mentally unable to perform your duties for a period of 180 consecutive days.

J. The 1/31/1997 Agreement is amended by adding the following new Paragraph 17 at the end thereof:

17. IRC §409A.

A)	Notwithstanding any provision of this agreement to the contrary, this agreement is intended to comply with the provisions of IRC §409A and shall be interpreted and construed accordingly.

B)	Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year and your right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

C)	If the calculation of any amount to be paid on a specified date pursuant to this agreement is not administratively practicable due to events beyond your control, such amount shall be deemed to have occurred on the date specified in this agreement if paid promptly upon the calculation of such amounts and not later than the end of the first calendar year during which the calculation of such amounts is administratively practicable, within the meaning of U.S. Treasury Regulation § 1.409A-3(d).

D)	The Company shall have the sole discretion and authority to, and may in its sole discretion, amend this agreement, unilaterally and at any time, to satisfy any requirements thereof or guidance provided by the U.S. Treasury Department to the extent applicable to this agreement, provided that no such amendment shall result in the loss of benefits or reduction of any payment amount to you under this agreement.

The Company and you agree that in all other respects the 1/31/1997 Agreement remains in full force and effect pursuant to its provisions.

If you are in agreement with the foregoing, please sign this agreement in the appropriate place below and return it to me as soon as possible.

Best regards,

/s/ James Bazet
James Bazet
Chairman and Chief Executive Officer

Agreed and Accepted on the 31st day of December, 2008:

/s/ Anthony Mirabelli
Anthony Mirabelli